Exhibit 99.1

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Russell Wilkerson (703) 433-3063

Nextel Reports Record 2004 Results

— Revenue of $13.4 Billion, up 22% —
— Operating Income before Depreciation and Amortization of $5.1 Billion, up 22% —
— Income of $3.0 Billion, up 107%, EPS of $2.69 -
— Free Cash Flow of $1.5 Billion, up 19% —
- Year-end Net Debt of $6.7 Billion, down 17% -
— Boost Mobile TM to Expand Nationwide —
- 2005Guidance Provided -

RESTON, Va. - Feb. 17, 2005 - Nextel Communications Inc. (NASDAQ: NXTL) today announced record 2004 financial results, including a 24% increase in 2004 revenue to $13.4 billion, a 22% increase in operating income before depreciation and amortization (OIBDA) to $5.1 billion and a 107% increase in income to $3.0 billion, as compared with 2003.

“During 2004, Nextel accomplished our financial, operating and regulatory objectives,” said Tim Donahue, Nextel’s president and CEO. “Robust top-line growth was driven by record total subscriber additions of just over 2.9 million during 2004, including an all-time quarterly record of 955,000 total subscriber additions during the fourth quarter. In 2005, we will build on this momentum and maintain our focus on execution. Nextel will begin the retuning of public safety and other radio systems ultimately resulting in an interference free environment. This will leave Nextel with a nationwide 10 MHz block of 1.9 GHz spectrum and will combine our 800 MHz spectrum into a continuous block. Additionally, the previously announced combination of Sprint and Nextel will put us in a unique position to usher in a new era in communications focused primarily on the high-growth portion of the telecom industry in the wireless voice and data markets as we explore the emerging opportunities in pure IP-based services. I have never been more excited about the potential to hasten disruptive change within the telecom industry and beyond.”

Nextel ended 2004 with approximately 16.2 million total subscribers, up 22% from the 13.3 million total subscribers at the end of 2003. At year-end, the subscriber base consisted of 15 million subscribers of Nextel branded service and 1.2 million subscribers of Boost Mobile™ branded prepaid service. During 2004, Nextel added 2.9 million total subscribers consisting of 2.2 million Nextel subscribers and 755,000 Boost Mobile subscribers. During the fourth quarter, Nextel added 955,000 total subscribers consisting of 595,000 Nextel subscribers and 360,000 Boost Mobile subscribers.

Total revenue for 2004 was $13.4 billion, up 24% over 2003. In the fourth quarter 2004, total revenue was $3.6 billion, up 19% over the fourth-quarter 2003. Average revenue per user (ARPU) was $69 for the full year of 2004, consistent with 2003. In the fourth quarter, ARPU was $68. The monthly customer churn rate was 1.6% for the full year of 2004 and 1.5% for the fourth quarter, both unchanged from 2003.

“Strong customer demand for Nextel wireless services drove a 2004 increase in service revenue of more than $2 billion and an increase in OIBDA of $928 million,” said Tom Kelly Nextel’s EVP and COO. “During the fourth quarter, our subscriber growth surged in our Boost Mobile branded service and I am pleased to report that we are expanding Boost distribution nationwide over the coming months and we now expect this investment to positively contribute to 2005 OIBDA.”

Income available to common stockholders was $3.0 billion, or $2.69 per basic share in 2004, up 107% over 2003. In the fourth quarter, income available to common stockholders was $468 million, or $0.42 per basic share. OIBDA was $5.1 billion in 2004, up 22% over 2003. Fourth-quarter OIBDA was $1.33 billion, up 14% over the fourth quarter of 2003. Free cash flow was $1.5 billion in 2004, up 19% over 2003. Fourth-quarter free cash flow was $631 million, up 82% over the fourth quarter of 2003.

Capital expenditures were $574 million in the fourth quarter and $2.35 billion for the year. Total system minutes of use on the Nextel National Network increased 29% in 2004 to 130.2 billion. Fourth-quarter system minutes were 35.2 billion.

“2004 was a financially successful year for Nextel,” said Paul Saleh, Nextel EVP and CFO. “During the year, we decreased our net debt by 17% to $6.7 billion, grew our OIBDA by 22% to $5.1 billion and increased our income to common stockholders by 107% to $3.0 billion. Nextel is in excellent financial condition. In 2005, we expect to continue our robust growth, deliver on our financial guidance and execute the merger with Sprint.”

Nextel continued to strengthen its balance sheet with additional debt-for-debt exchanges and debt retirements during the fourth quarter. In a series of privately negotiated transactions, Nextel exchanged $255 million of its 9.375% notes and $414 million of its 9.5% notes for $154 million of its 6.875% notes and $592 million of its 5.95% notes. These exchanges will result in over $17 million of annualized cash interest savings. Additionally, Nextel retired a total of $577 million of long-term debt, including all of the remaining 9.375% notes on November 15, 2004 as previously announced. After giving effect to these de-leveraging activities, Nextel ended 2004 with $6.7 billion of net long-term debt, consisting of $8.5 billion of long-term debt and $1.8 billion of cash and short-term investments.

On January 28, 2005, Nextel entered into a new $2.2 billion secured term loan facility, the proceeds of which were used to refinance our then-existing $2.2 billion secured term loan E. The initial interest rate on the new term loan is set at LIBOR plus 75 basis points, reflecting a reduction of 150 basis points from the rate on the previous term loan E, and we expect this refinancing to generate about $30 million of interest savings in 2005. The existing $4 billion revolving credit facility remains in place unchanged and provides the $2.5 billion of capacity needed to obtain the letter of credit required by the FCC’s 800 MHz Report and Order.

2005 Guidance

Nextel’s 2005 guidance is forward-looking and is based upon management’s current beliefs relative to Nextel’s stand-alone operations as well as a number of assumptions concerning future events, and as such, should be taken in the context of the risks and uncertainties outlined in the Securities and Exchange Commission filings of Nextel Communications, Inc. Consequently, actual results may differ materially.

     All guidance figures are based upon stand-alone Nextel operations and exclude the effects of the pending Sprint Nextel merger.

	2004 Reported	2005 Guidance (1) (2)
OIBDA	$5.12 billion	$5.75 billion, or more
Capital Expenditures	$2.35 billion	$2.6 billion
Free Cash Flow	$1.51 billion	$2.0 billion, or more
Adjusted EPS (3)	$1.87	$1.75
Subscriber Additions (4)	2.9 million	2.9 million

(1)	Guidance excludes the adoption of SFAS 123, which may impact 2005 OIBDA by approximately $100 million in non-cash expense assuming implementation July 1, 2005.

(2)	Guidance excludes the effects of the transaction related to the FCC's 800 MHz Report and Order. Nextel is in the process of evaluating the accounting treatment for this transaction. Cash costs for re-banding are currently estimated to be approximately $900 million in 2005.

(3)	See Table 3 for Adjusted EPS. 2004 results are not fully taxed on a comparable basis for the full year. 2005 guidance assumes earnings are fully taxed at a rate of 39%.

(4)	2005 subscriber guidance consists of 1.9 million or more Nextel branded subscriber additions and approximately 1 million Boost Mobile subscriber additions.

In addition to the results prepared in accordance with Generally Accepted Accounting Principles (GAAP) provided throughout this press release, Nextel has presented non-GAAP financial measures, such as adjusted net income, adjusted earnings per share, OIBDA, OIBDA margin, free cash flow, lifetime revenue per subscriber, and total debt-to-annualized OIBDA ratio and ARPU. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations from GAAP results to these non-GAAP financial measures are provided in the notes to the attached financial tables. To view these and other reconciliations and information about how to access the conference call discussing Nextel’s fourth-quarter results visit the ‘Investor Relations’ link under the ‘About Nextel’ tab at www.nextel.com.

As described in more detail in Note 1 in the attached financial data, Nextel made a determination and reviewed its conclusion with its independent registered public accounting firm, that our historical financial statements should be restated to correct certain errors relating to the accounting for operating leases. As a result, Nextel will restate certain of its financial statements for reporting periods ending on or prior to September 30, 2004. The cumulative effect of restatements for all periods through September 30, 2004 is an increase of $116 million in its deferred rent liability account, which primarily relates to prior years. As the correction relates solely to accounting treatment, it does not affect Nextel’s historical or future cash flow or the timing of payments under its relevant leases.

About Nextel
Nextel Communications, a FORTUNE 200 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Today 95 percent of FORTUNE 500® companies are Nextel customers. Nextel and Nextel Partners, Inc. currently serve 297 of the top 300 U.S. markets where approximately 261 million people live or work.

Nextel and the Nextel logo are trademarks and/or service marks of Nextel Communications, Inc., Boost Mobile, Boost and Re-Boost are trademarks and/or service marks of Boost Worldwide, Inc. All other marks are the property of their respective owners.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A number of the matters discussed in this press release are not historical or current facts deal with potential future circumstances and developments, in particular, Nextel’s guidance for 2005, information regarding the effects of the merger of Sprint and Nextel, including expected synergies resulting from the merger of Sprint and Nextel, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: competitive conditions and market acceptance of Nextel’s services, the failure to realize capital and operating expense synergies; the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed on the new company in connection with consummation of the merger; approval of the merger by the stockholders of Sprint and Nextel and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Sprint’s and Nextel’s respective reports filed with the SEC, including each company’s annual report on Form 10-K for the year ended December 31, 2003 and quarterly report on Form 10-Q for the quarterly period ended September 30, 2004, as such reports have been amended. This document speaks only as of its date, and Sprint and Nextel each disclaims any duty to update the information herein.

ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. SHAREHOLDERS OF SPRINT AND SHAREHOLDERS OF NEXTEL ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/ PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMBINATION. The final joint proxy statement/prospectus will be mailed to shareholders of Sprint and shareholders of Nextel. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from Sprint Investor Relations at Sprint Corporation, 6200 Sprint Parkway, Overland Park, Kansas 66251, 800-259-3755, Option 1 or from Nextel Investor Relations at 2001 Edmund Halley Drive, Reston, Virginia 20191 or call 703-433-4300.

PARTICIPANTS IN SOLICITATION
Sprint, Nextel and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the combination. Information concerning Sprint’s participants is set forth in the proxy statement dated March 16, 2004, for Sprint’s 2004 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning Nextel’s participants is set forth in the proxy statement, dated April 2, 2004, for Nextel’s 2004 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Sprint and Nextel in the solicitation of proxies in respect of the combination will be included in the registration statement and joint proxy statement/prospectus to be filed with the SEC.

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES Unaudited
Consolidated Statements of Operations (in millions, except per share amounts)

TABLE 1	For the year ended		For the three months ended
	December 31,		December 31,

	2004	2003	2004	2003
		(As Restated)		(As Restated)
Operating revenues
Service revenues	$11,925	$9,892	$3,157	$2,698
Handset and accessory revenues	1,443	928	421	308

	13,368	10,820	3,578	3,006

Operating expenses
Cost of service (exclusive of depreciation included below) (1)	1,930	1,680	526	444
Cost of handset and accessory revenues	2,077	1,495	588	455
Selling and marketing	2,134	1,814	577	477
General and administrative	2,107	1,639	556	459
Depreciation and amortization	1,841	1,694	475	430

Operating income	3,279	2,498	856	741
Interest expense	(594)	(844)	(139)	(180)
Interest income	29	42	8	10
Loss on retirement of debt	(117)	(245)	(32)	(106)
Realized gain on sale of investments	26	213	—	213
Equity in earnings (loss) of unconsolidated affiliates and other	18	(38)	10	(1)

Income before income tax benefit (provision)	2,641	1,626	703	677
Income tax benefit (provision) (1) (2)	361	(113)	(232)	(43)

Net income	3,002	1,513	471	634
Loss on retirement of mandatorily redeemable preferred stock	—	(7)	—	—
Mandatorily redeemable preferred stock dividends and accretion	(9)	(58)	(3)	(3)

Income available to common stockholders	$2,993	$1,448	$468	$631

Earnings per common share
Basic	$2.69	$1.38	$0.42	$0.57

Diluted	$2.62	$1.34	$0.41	$0.55

Weighted average number of common shares outstanding
Basic	1,111	1,047	1,113	1,100

Diluted	1,152	1,089	1,132	1,171

Selected Balance Sheet Data (in millions)

TABLE 2
	December 31,	December 31,
	2004	2003
		As Restated
Cash, cash equivalents and short-term investments	$1,814	$1,971
Accounts and notes receivable, net of allowance for doubtful accounts of $64 and $86	1,454	1,276
Property, plant and equipment, net	9,613	9,093
Intangible assets, net	7,223	7,038
Total assets	22,744	20,510
Long-term debt, including current portion	8,549	10,047
Capital lease obligation	—	165
Total liabilities	13,247	14,694
Zero coupon mandatorily redeemable preferred stock	108	99
Stockholders’ equity	9,389	5,717

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Adjusted Income Available to Common Stockholders Data
(in millions, except per share amounts)

TABLE 3			For the year ended
	For the year ended		December 31, 2003
	December 31, 2004		As Restated
		Basic EPS		Basic EPS
			(As Restated)

Income available to common stockholders	$2,993	$2.69	$1,448	$1.38
Loss on retirement of debt, net of income tax	92	0.08	245	0.23
Realized gain on sale of investments	(26)	(0.02)	(213)	(0.20)
Loss on retirement of mandatorily redeemable preferred stock	—	—	7	0.01
Net tax benefit from the release of valuation allowance (1)(2)	(985)	(0.88)	—	—

Adjusted income available to common stockholders (3)	$2,074	$1.87	$1,487	$1.42

			For the three months ended
	For the three months ended		December 31, 2003
	December 31, 2004		As Restated
		Basic EPS		Basic EPS
Income available to common stockholders	$468	$0.42	$631	$0.57
Loss on retirement of debt, net of income tax	20	0.02	106	0.10
Realized gain on sale of investments	—	—	(213)	(0.19)
Net tax benefit from the release of valuation allowance (1)(2)	(38)	(0.04)	—	—

Adjusted income available to common stockholders (3)	$450	$0.40	$524	$0.48

Other Data

TABLE 4
	For the three months ended
	December 31,	December 31,
	2004	2003

Handsets in service, end of period (in thousands) (4)	15,047	12,882
Net handset additions (in thousands) (4)	595	553
Average monthly minutes of use per handset (5)	795	740
Average monthly revenue per handset/unit (ARPU) (6)	$68	$70
Cost per gross add (CPGA) (7)	$440	$485
Cash cost per handset/unit (CCPU) (8) (as restated)	$25	$24
Operating income before depreciation and amortization (OIBDA) (in millions) (9) (as restated)	$1,331	$1,171
Bad debt expense included in general and administrative (in millions)	$29	$28
Bad debt expense as a percentage of operating revenues	0.8%	0.9%
Boost Mobile handsets in service, end of period (in thousands)	1,160	405
Boost Mobile net handset additions (in thousands) (10)	360	161

Capital Expenditures
(in millions)

TABLE 5
	For the year ended		For the three months ended
	December 31,		December 31,

	2004	2003	2004	2003
		(As Restated)		(As Restated)

Cash paid for capital expenditures, excluding capitalized interest	$2,504	$1,681	$666	$550
Changes in capital expenditures accrued or unpaid	(153)	140	(92)	161

Capital expenditures, excluding capitalized interest	2,351	1,821	574	711
Capitalized interest	9	35	2	8

Total capital expenditures	$2,360	$1,856	$576	$719

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Condensed Consolidated Statements of Cash Flows
(in millions)

TABLE 6

	For the year ended		For the three months ended
	December 31,		December 31,

	2004	2003	2004	2003
		(As Restated)		(As Restated)
Cash flows from operating activities
Net income	$3,002	$1,513	$471	$634
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,841	1,694	475	430
Change in accrued interest on short-term investments	2	(11)	1	(2)
Net tax benefit from the release of valuation allowance	(985)	—	(38)	—
Other	428	116	388	(144)

Net cash provided by operating activities	4,288	3,312	1,297	918

Cash flows from investing activities
Cash paid for capital expenditures, including capitalized interest	(2,513)	(1,716)	(668)	(558)
Payments for licenses, acquisitions, investments and other, net of cash acquired	(338)	(279)	3	(16)
Proceeds from sale of investments	77	248	—	248
Net changes in short-term investments	828	(314)	367	(135)

Net cash used in investing activities	(1,946)	(2,061)	(298)	(461)

Cash flows from financing activities
Repayments under long-term credit facility	(1,626)	(2,965)	(6)	(2,817)
Borrowings under long-term credit facility	1,000	2,269	—	2,200
Purchase and retirement of debt securities and mandatorily redeemable preferred stock	(1,421)	(4,598)	(594)	(2,132)
Proceeds from issuance of debt securities	494	2,483	—	500
Proceeds from issuance of stock	236	689	107	84
Repayments under capital lease obligation	(9)	(44)	—	(9)
Payment for capital lease buy-out	(156)	(54)	—	—
Mandatorily redeemable preferred stock dividends	—	(57)	—	—
Purchase of treasury stock	(141)	—	—	—
Debt issue costs and other	(46)	(14)	(15)	(12)

Net cash (used in) provided by financing activities	(1,669)	(2,291)	(508)	(2,186)

Net increase (decrease) in cash and cash equivalents	673	(1,040)	491	(1,729)
Cash and cash equivalents, beginning of period	806	1,846	988	2,535

Cash and cash equivalents, end of period	$1,479	$806	$1,479	$806

Free Cash Flow Schedule
(in millions)

TABLE 7

	For the year ended		For the three months ended
	December 31,		December 31,

	2004	2003	2004	2003
		(As Restated)		(As Restated)
OIBDA (9)	$5,120	$4,192	$1,331	$1,171
Capital expenditures, excluding capitalized interest	(2,351)	(1,821)	(574)	(711)
Payments for licenses, acquisitions and other	(261)	(279)	3	(16)
Changes in working capital and other	(428)	35	29	113

Unlevered free cash flow (11)	2,080	2,127	731	557
Net interest paid, including capitalized interest	(568)	(799)	(100)	(211)
Mandatorily redeemable preferred stock dividends	—	(57)	—	—

Free cash flow (11)	1,512	1,271	631	346
Financing activities, excluding mandatorily redeemable preferred stock dividends and purchase of treasury stock	(1,528)	(2,234)	(508)	(2,186)
Proceeds from sale of investments	77	248	—	248
Purchase of shares of Nextel Partners	(77)	—	—	—
Purchase of treasury stock	(141)	—	—	—
Change in short-term investments	830	(325)	368	(137)

Net increase (decrease) in cash and cash equivalents	$673	$(1,040)	$491	$(1,729)

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Long-Term Debt and Mandatorily Redeemable Preferred Stock Data
(dollars in millions)

TABLE 8

		Retirements and	Debt for debt
	September 30,	repayments of	exchange		December 31,
	2004	principal	and other		2004
9.375% senior serial redeemable notes due 2009	$823	(568)	$(255	)(a)	$—
5.25% convertible senior notes due 2010	607				607
9.5% senior serial redeemable notes due 2011, including a deferred premium of $24 and $7	645		(431	)(a)	214
6.875% senior serial redeemable notes due 2013, including a deferred premium of $3 and $5 and net of unamortized discount of $48 and $58	1,218		146	(a)	1,364
5.95% senior serial redeemable notes due 2014, including a deferred premium of $0 and $12 and net of unamortized discount of $6 and $59	494		552		1,046
7.375% senior serial redeemable notes due 2015, net of unamortized discount of $3 and $3	2,134				2,134
Bank credit facility	3,184	(6)			3,178
Other	21	(15)			6

Total long-term debt, including current portion	$9,126	$(589)	$12		$8,549

Zero coupon convertible preferred stock mandatorily redeemable 2013	$105	$—	$3		$108

(a)	During the fourth quarter 2004, we issued $154 million in principal amount of new 6.875% senior notes issued at a $12 million discount to their principal amount and $592 million in principal amount of new 5.95% senior notes issued at a $54 million discount to their principal amount in exchange for $255 million in principal amount of our 9.375% senior notes and $414 million in principal amount of our 9.5% senior notes. As a result, the $15 million of the deferred premium associated with the 9.5% senior notes is now associated with the 6.875% and 5.95% senior notes and will be recognized as an adjustment to interest expense over the remaining life of the 6.875% and 5.95% senior notes.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

1)	We have reviewed our accounting practices with respect to leasing transactions and as a result have corrected for an error in how we have define lease term. The results of this correction is primarily to accelerate the recognition of rent expense under certain leases that include rent escalation by revising the computation of straight-line rent expense to include escalations for certain lease option periods. Prior periods have been restated to reflect the impact of this correction. For the twelve months and three months ended December 31, 2003, cost of service expense increased by approximately $24 million and approximately $6 million, respectively. For the twelve months and three months ended December 31, 2003, the restatements decreased basic earnings per share by $0.03 and $0.01, respectively. The restatement also increased the amount of the income tax valuation allowance release for the year ended December 31, 2004 by $46 million. The cumulative effect of the restatements through September 30, 2004 is an increase in the deferred rent liability of $116 million that primarily relates to prior years. These estimates are subject to change as we complete our preparation of the restated financial statements.

2)	For the three months ended December 31, 2004, our income tax provision was $232 million consisting of an income tax provision of $270 million net of a benefit of $38 million. The benefit is derived primarily from the release of the portion of the tax valuation allowance attributable to the estimated utilization of capital loss carryforwards prior to their expiration. For the twelve months ended December 31, 2004, the income tax benefit was $361 million consisting of an income tax provision of $624 million net of a $985 million benefit for the release of the tax valuation allowance including the impact of the restatement noted in (1).

3)	Adjusted income available to common stockholders represents our income available to common stockholders excluding certain gains, losses and other charges that do not relate to the ongoing operations of our wireless business. Adjusted income available to common stockholders as defined above may not be similar to adjusted income available to common stockholders measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that adjusted income available to common stockholders is useful because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our wireless business.

4)	Handsets in service, end of period, and net handset additions do not include handsets attributable to Boost Mobile branded service. Net handset additions represents gross handsets activated during the period less handsets deactivated. These net handset additions reflect a customer churn rate of about 1.5% for the fourth quarter 2004 and about 1.5% for the fourth quarter 2003. The customer churn rate is an indicator of customer retention and represents the monthly percentage of the customer base that disconnects from service. Customer churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period.

5)	Average monthly minutes of use per handset do not include minutes attributable to Boost Mobile branded service.

6)	Average monthly revenue per handset/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in commercial service during that period, excluding the impact of Boost Mobile. ARPU as defined above may not be similar to ARPU measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that ARPU provides useful information concerning the appeal of our rate plans and service offerings and our performance in attracting and retaining high value customers. Other revenue includes revenues from Boost Mobile, roaming, analog and other. ARPU can be calculated and reconciled to our consolidated statements of operations as follows:

	For the year ended		For the three months ended
	December 31,	December 31,	December 31,	December 31,
	2004	2004	2004	2003
	(in millions, except for ARPU)
Service revenues	$11,925	$9,892	$3,157	$2,698
Less: Other revenue	411	162	142	59

Subscriber revenues	$11,514	$9,730	$3,015	$2,639

ARPU calculated with Subscriber revenues	$69	$69	$68	$70

ARPU calculated with Service revenues	$72	$71	$71	$72

7)	Cost per gross add, or CPGA, is an industry metric that is calculated by dividing our selling, marketing and handset and accessory subsidy costs, excluding costs unrelated to initial customer acquisition, by our new subscribers during the period, or gross adds. CPGA excludes the impact of the Boost Mobile branded service. CPGA as defined above may not be similar to CPGA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe CPGA is a measure of the relative cost of customer acquisition. Costs unrelated to initial customer acquisition include the revenues and costs associated with retaining existing subscribers or subscribers of Boost Mobile branded service. CPGA can be calculated and reconciled to our consolidated statements of operations as follows:

	For the three months ended
	December 31,	December 31,
	2004	2003
	(in millions, except for CPGA)
Handset and accessory revenues	$421	$308
Less: Cost of handset and accessory revenues	588	455

Handset and accessory subsidy costs	167	147
Plus: Selling and marketing	577	477

Statement of operations costs	744	624
Less: Costs unrelated to initial customer acquisition and Boost Mobile	192	88

Customer acquisition costs	$552	$536

Cost per Gross Add from customer acquisition costs	$440	$485

Cost per Gross Add from statement of operations costs	$595	$565

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

8)	Cash cost per handset/unit, or CCPU, is calculated by dividing the sum of our cost of service and general and administrative expenses by the weighted average number of handsets in commercial service during the period. CCPU as defined above may not be similar to CCPU measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. CCPU is commonly used within our industry as an indicator of the cash expenses associated with ongoing business operations on a per handset basis. Our management uses CCPU as an integral part of internal reporting and believes CCPU is also useful to investors to evaluate our ability to scale costs associated with providing services to customers and managing our core business operations. CCPU can be reconciled to our consolidated statements of operations as follows:

	For the three months ended
	December 31,	December 31,
	2004	2003
	(in millions, except for CCPU)
Cost of service	$526	$444
General and administrative	556	459

	$1,082	$903

CCPU	$25	$24

9)	OIBDA represents operating income before depreciation and amortization adjusted for lease accounting adjustment. OIBDA margin, or operating margin on service revenue (“OIBDA margin”), represents OIBDA divided by service revenues. OIBDA and OIBDA margin as defined above may not be similar to OIBDA and OIBDA margin measures of other companies, are not measurements under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that OIBDA and OIBDA margin provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Our OIBDA and OIBDA margin calculations are commonly used as some of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the wireless telecommunications industry. OIBDA can be reconciled to our consolidated statements of operations as follows:

	For the year ended		For the three months ended
	December 31,		December 31,
	2004	2003	2004	2003
		(as restated)		(as restated)
	(dollars in millions)		(dollars in millions)
Operating income	$3,279	$2,498	$856	$741
Depreciation and amortization	1,841	1,694	475	430

OIBDA	$5,120	$4,192	$1,331	$1,171

OIBDA margin	43%	42%	42%	43%

Operating income margin	27%	25%	27%	27%

Guidance
For the year ended
December 31, 2005
(in millions)
Operating income	$3,650 or more
Depreciation and amortization	$2,100 or less

OIBDA	$5,750 or more

10)	Boost Mobile net handset additions represents gross Boost Mobile handsets activated during the period less Boost Mobile handsets deactivated.

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited

Notes to Financial Data

11)	Free cash flow represents OIBDA less capital expenditures, payments for licenses, acquisitions and other, net interest paid, preferred stock dividends, adjusted for increases or decreases in working capital and other. Free cash flow as defined above may not be similar to free cash flow measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows. We believe that free cash flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and the purchase or sale of investments. Free cash flow can be reconciled to our condensed consolidated statements of cash flows as follows:

	For the year ended		For the three months ended
	December 31,		December 31,
	2004	2003	2004	2003
	(in millions)		(in millions)
Net cash provided by operating activities	$4,288	$3,312	$1,297	$918
Change in accrued interest on short-term investments	(2)	11	(1)	2
Net cash used in investing activities	(1,946)	(2,061)	(298)	(461)
Proceeds from sales of investments	(77)	(248)	—	(248)
Purchase of shares of Nextel Partners	77	—	—	—
Net changes in short-term investments and other	(828)	314	(367)	135
Mandatorily redeemable preferred stock dividends	—	(57)	—	—

Free cash flow	$1,512	$1,271	$631	$346

Guidance
For the year ended
December 31, 2005
(in millions)
Net cash provided by operating activities	$4,600 or more
Change in accrued interest on short-term investments	*
Net cash used in investing activities	Approx (2,600)
Net changes in short-term investments and other	*

Free cash flow	$2,000 or more

*	For guidance purposes, we do not distinguish between short-term investments and cash and cash equivalents.

Unlevered free cash flow represents OIBDA less capital expenditures, payments for licenses, acquisitions and other, adjusted for increases or decreases in working capital and other. Unlevered free cash flow as defined above may not be similar to unlevered free cash flow measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of cash flows. We believe that unlevered free cash flow provides useful information to investors, analysts and our management about the cash generated by our core operations and our ability to fund interest payments, preferred stock dividends, scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and the purchase or sale of investments. Unlevered free cash flow can be reconciled to our condensed consolidated statements of cash flows as follows:

	For the year ended		For the year ended
	December 31,		December 31,
	2004	2003	2004	2003
			(in millions)
Net cash provided by operating activities	$4,288	$3,312	$1,297	$918
Change in accrued interest on short-term investments	(2)	11	(1)	2
Net cash used in investing activities	(1,946)	(2,061)	(298)	(461)
Proceeds from sales of investments	(77)	(248)	—	(248)
Purchase of shares of Nextel Partners	77	—	—	—
Net changes in short-term investments and other	(828)	314	(367)	135
Net interest paid, including capitalized interest	568	799	100	211

Unlevered free cash flow	$2,080	$2,127	$731	$557